Exhibit 10.8

MANAGEMENT SHAREHOLDER AGREEMENT

This Management Shareholder Agreement, dated as of June 1, 2012 (this “Agreement”), is entered into by and between Interpool, Inc., d/b/a TRAC Intermodal™, a Delaware corporation (the “Company”), Seacastle Inc., a Marshall Islands corporation (“Seacastle”), SCT Chassis Inc., a Marshall Islands corporation (“SCT Chassis”), and Christopher Annese (the “Management Investor”).

WHEREAS, the Company, Seacastle and the Management Investor have entered into that certain Management Shareholder Agreement, dated as of June 11, 2007 (the “Seacastle Agreement”), pursuant to which the Management Investor has been granted a total of 55,225 restricted shares of the common stock of Seacastle (the “Seacastle Shares”);

WHEREAS, the Company, Seacastle, the Management Investor, Seacastle Operating Company Ltd. and SeaCube Container Leasing Ltd. (“SeaCube”) entered into that certain Share Exchange Agreement, dated as of April 23, 2010 (the “Exchange Agreement”), pursuant to which the Management Investor exchanged the number of shares of the Seacastle Shares for the number of shares of the common stock of SeaCube, in each case, as specified on Appendix A, attached hereto such that following the exchange, the Management Investor held the number of vested and unvested restricted shares of the common stock of Seacastle set forth on Appendix A (such vested restricted shares, the “Remaining Seacastle Shares”);

WHEREAS, the Management Investor desires to exchange the Remaining Seacastle Shares for restricted shares of the common stock of SCT Chassis (the “Common Stock”) having an equal value thereto (as determined in accordance herewith) and the Company desires to issue and deliver to the Management Investor the Common Stock all as set forth herein;

WHEREAS, the Company desires to grant to the Management Investor certain restricted shares of Common Stock on the date hereof, effective as provided herein;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                    Grant of Common Stock; Exchange of Remaining Seacastle Shares.

(a)                               On June 1, 2012 (the “Grant Date”), the Company shall grant to the Management Investor, and the Management Investor hereby accepts, effective as of the date of such grant, a number of restricted shares of Common Stock set forth on Appendix B, attached hereto with the Fair Market Value (as defined below) per share of Common Stock set forth on Appendix B (the “Initial Granted Shares”).  Effective on the Grant Date, each Remaining Seacastle Share then granted to the Management Investor pursuant to the Seacastle Agreement shall be exchanged for a number of shares of Common Stock set forth on Appendix B with the Fair Market Value per share of Common Stock set forth on Appendix B (the “Vested Conversion Shares”). Any restricted shares of the common stock of Seacastle held by the Management Investor that have not been vested shall be cancelled, and a number of shares of Common Stock set forth on Appendix B with the Fair Market Value per share of Common Stock set forth on Appendix B shall be issued to the Management Investor (the “Unvested Conversion Shares” and,

together with the Initial Granted Shares and the Vested Conversion Shares, the “Initial Restricted Shares”).

(b)                              The Management Investor hereby waives all of his right, title and interest, legal or equitable, in and to the Remaining Seacastle Shares and acknowledges and agrees that the Management Investor shall no longer have any rights with respect thereto.  For the avoidance of doubt, the Initial Restricted Shares shall be considered to be “Common Stock” hereunder upon grant (including prior to the vesting of any Initial Restricted Shares).

(c)                               Subject to the terms of Section 1(e) below and the other terms and provisions of this Agreement,

(i)                                  the Initial Granted Shares shall vest in one-fourth (1/4) increments on the Grant Date and thereafter on January 1 of each of the three years following such date (each such date, an “Initial Granted Share Vesting Date”), in each case provided that the Management Investor is still employed by the Company on such date;

(ii)                              The Unvested Conversion Shares shall vest in accordance with the vesting schedule set forth on Appendix B, attached hereto (each such vesting date, a “Conversion Share Vesting Date”), in each case provided that the Management Investor is still employed by the Company on such date, (the Initial Granted Share Vesting Dates and the Conversion Share Vesting Dates, the “Vesting Dates”).

(d)                             The Company hereby agrees to grant to the Management Investor additional shares of Common Stock in connection with the occurrence of any of the following events (each such event, an “Additional Granting Event”):

(i)                                  if, at the end of any fiscal quarter following January 1, 2012, but on or before December 31, 2013, the Pre-Tax Earnings (as defined below) per share of Common Stock equals or exceeds $0.75 measured over the immediately prior trailing twelve month period, then within five (5) business days following receipt by the Company of a SAS 100 quarterly review prepared by a third party firm validating the achievement of the performance target (such date, the “Tranche 1 Grant Date”), the Company shall grant to the Management Investor, as of such date, a number of shares of restricted Common Stock equal to fifty percent (50%) of the Initial Restricted Shares (the “Tranche 1 Shares”); One-fourth (1/4) of the Tranche 1 Shares shall vest on each of the first four anniversaries of the Tranche 1 Grant Date, provided that the Management Investor is still employed by the Company on such date;

(ii)                              if, at the end of any fiscal quarter following January 1, 2012, but on or before December 31, 2014, the Pre-Tax Earnings per share of Common Stock equals or exceeds $1.38 measured over the immediately prior trailing twelve month period, then within five (5) business days following receipt by the Company of a SAS 100 quarterly review prepared by a third party firm validating the achievement of the performance target (such date, the “Tranche 2 Grant Date”), the Company shall grant to the Management Investor, as of such date, a number of shares of restricted Common Stock equal to fifty percent (50%) of the Initial Restricted Shares (the “Tranche 2 Shares”);

One-fourth (1/4) of the Tranche 2 Shares shall vest on each of the first four anniversaries of the Tranche 2 Grant Date, provided that the Management Investor is still employed by the Company on such date; and

(iii)                          if, at the end of any fiscal quarter following January 1, 2012, but on or before December 31, 2015, (i) the Pre-Tax Earnings per share of Common Stock equals or exceeds $2.04 measured over the immediately prior trailing twelve month period, or (ii) upon the realization of a full or partial equity valuation (whether by SCT Chassis or any Fortress Entity with respect to the common stock of SCT Chassis or any of its subsidiaries) equal to or in excess of $24.09 per share (subject to a minimum realization of $100 million), then within five (5) business days following receipt by the Company of a SAS 100 quarterly review prepared by a third party firm validating the achievement of the performance target with respect to clause (i) above (but in no event later than seventy (70) days following the end of the fiscal quarter in which such performance criteria is met), or within five (5) business days following the achievement of the performance target with respect to clause (ii) above, (such date in each case, the “Tranche 3 Grant Date”),  in addition to receiving an award of any Tranche 1 Shares and/or Tranche 2 Shares to the extent not previously awarded, Management Investor will receive an additional grant of shares of restricted Common Stock equal to one-hundred percent (100%) of the Initial Restricted Shares (the “Tranche 3 Shares”, together with the Tranche 1 Shares and Tranche 2 Shares, the “Additional Granted Shares”). The Tranche 3 Shares will vest immediately upon grant.  For the avoidance of doubt, any Tranche 1 Shares or Tranche 2 Shares granted pursuant to this Section 1(d)(iii) shall vest immediately upon grant.

(iv)                          Notwithstanding anything contained herein to the contrary, if at any time during the four (4) year period commencing January 1, 2012 and ending on December 31, 2015, an Additional Granting Event shall occur during the six (6) month period immediately following the termination of the Management Investor’s employment by the Company without Cause (as defined below) or by the Management Investor for Good Reason (as defined below), then the Company shall nonetheless be obligated hereunder to grant to the Management Investor the Additional Granted Shares in accordance herewith as though the Management Investor were an employee in good standing on the date of such Additional Granting Event.  Except as set forth in the preceding sentence, the Management Investor must be employed (and not have given or received notice of termination) on the applicable grant date in order to be eligible for a grant of any Additional Granted Shares. Any Additional Granted Shares granted pursuant to this Section 1(d)(iv) shall vest immediately upon grant. For the avoidance of doubt, the Management Investor will have no entitlement to grants pursuant to this Section 1(d)(iv) if the Company does not achieve the relevant performance target on or prior to December 31, 2015.

(e)                               Without limiting any of the other terms and provisions of this Agreement, the Initial Restricted Shares and Additional Granted Shares (collectively, the “Restricted Shares”) shall be subject to the following terms:

(i)                                  Except as provided in Section 1(e)(ii)(A) below, if (A) other than for death or Disability, the Management Investor’s employment is terminated by the Company without Cause or by the Management Investor for Good Reason and (B) a waiver and release reasonably acceptable to the Company (a “Release”) is executed by the Management Investor within the time period prescribed therein after the date of such termination and becomes effective in accordance with its terms, the Management Investor shall immediately vest (upon the expiration of any revocation period applicable to such Release) as the owner of each tranche of Restricted Shares that would have vested under Sections 1(c)(i) and 1(c)(ii) above, as the case may be, on the next succeeding Vesting Date applicable thereto following such termination.

(ii)                              The Management Investor shall immediately vest as the owner of all Restricted Shares that have not theretofore vested upon the occurrence of any of the following:

A.                                the termination of the Management Investor’s employment by the Company without Cause or by the Management Investor for Good Reason within twelve (12) months after a Change of Control (as defined below), subject to the Management Investor’s execution and non-revocation of a Release within the time period prescribed therein after the date of such termination; or

B.                                 the termination of the Management Investor’s employment due to the Management Investor’s death or Disability (as defined below), subject to the Management Investor’s (or if applicable, Management Investor’s representative)  execution and non-revocation of a Release within the time period prescribed therein after the date of such termination; or

C.                                 the granting to the Management Investor of Tranche 3 Shares.

(iii)                          Except as provided in Sections 1(e)(i) and 1(e)(ii) above, all of the unvested Restricted Shares shall be automatically forfeited, and be deemed to have been repurchased by the Company at a purchase price of zero dollars, upon the Management Investor ceasing to be an employee of the Company (whether as a result of termination for Cause, termination without Cause, resignation for Good Reason, resignation without Good Reason, death, Disability or otherwise).

(iv)                          For purposes of clarification, except as otherwise expressly provided in this Agreement (subject to Section 1(e)(vi) below), the Management Investor will have all of the rights of a shareholder with respect to all of the Restricted Shares granted hereunder, including, without limitation, the right to receive all dividends or other distributions with respect to such shares; provided, however, any dividends or other distributions paid with respect to any Restricted Shares which have not previously vested shall be withheld by the Company and shall be paid to the Management Investor only when, and if, such Restricted Shares shall become fully vested pursuant to Section 1.

(v)                              The Restricted Shares shall be registered in the Management Investor’s name, but any certificates evidencing such Restricted Shares shall be retained by SCT

Chassis during the period prior to the vesting of such shares as set forth herein.  The Management Investor shall execute a share transfer substantially in the form of Exhibit A attached hereto, in blank, with respect to such Restricted Shares and deliver the same to SCT Chassis.  Upon vesting in accordance with the terms of this Agreement, the Restricted Shares shall be issued to the Management Investor free and clear of all liens, other than restrictions and legends required pursuant to federal and state securities laws and the terms of this Agreement.

(vi)                          To the fullest extent permitted by applicable law, the Management Investor hereby appoints FIG LLC (“FIG LLC”) as its proxy with respect to all vested and unvested Restricted Shares of which the Management Investor may be the record holder from time to time to (A) attend all meetings of the holders of the Common Stock, with full power to vote and act for the Management Investor with respect to such Restricted Shares in the same manner and to the same extent that the Management Investor might were the Management Investor personally present at such meetings, and (B) execute and deliver, on behalf of the Management Investor, any written consent in lieu of a meeting of the holders of the Common Stock in the same manner and to the same extent that the Management Investor might but for the proxy granted pursuant to this sentence.  The proxy hereby granted by the Management Investor is, and shall be, irrevocable by the Management Investor (until the closing of an IPO (as defined below) upon which such proxy shall automatically terminate with respect to the Restricted Shares).  FIG LLC shall have full power to substitute another person as the Management Investor’s proxy and to revoke the appointment of any such substitute proxy.  Concurrently herewith, the Management Investor is hereby executing and delivering to SCT Chassis an irrevocable proxy in the form of Exhibit B attached hereto, and the Management Investor hereby agrees that it shall execute and deliver any further instrument, and take all other actions, reasonably requested by FIG LLC from time to time to evidence or otherwise give effect to the provisions of this Section 1(e)(vi).

(f)                                Anything herein to the contrary notwithstanding, the Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered (each such action, a “Transfer”) until the applicable restrictions set forth herein are removed or expire or are expressly waived by SCT Chassis in writing, and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or expressly waived by SCT Chassis in writing.  Any purported or attempted Transfer that does not comply with the terms of this Agreement shall be null and void and the purported transferee shall not be deemed to be a shareholder of SCT Chassis and shall not be entitled to receive a stock certificate (if any) or any dividends or other distributions on or in respect of the Restricted Shares subject to such purported or attempted Transfer.

(g)                              In connection with the payment of any dividends, distributions or other type of payment to the Management Investor in respect of the Restricted Shares, the Company, as applicable law may provide, shall be entitled to deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the Management Investor’s account.

(h)                              For the purposes of this Agreement, the following terms have the respective meanings set forth below:

(i)                                  “Act” means the Securities Act of 1933, as amended.

(ii)                              An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(iii)                          A termination for “Cause” shall mean termination of the Management Investor’s employment with the Company and its subsidiaries as a result of any of the following:

(A)                          the Management Investor commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or any of its affiliates, including, but not limited to, falsifying any documents or agreements (regardless of form); or

(B)                           the Management Investor violates any rule or policy of the Company or any of its affiliates (I) for which violation an employee may be terminated pursuant to the written policies of the Company or any of its affiliates reasonably applicable to such an employee or (II) which violation results in material damage to the Company or any of its affiliates or (III) which, after written notice to do so, the Management Investor fails to correct within 30 days; or

(C)                           the Management Investor willfully breaches or habitually neglects any aspect of the Management Investor’s duties assigned to the Management Investor by the Company or any of its affiliates, which assignment was reasonable in light of the Management Investor’s position with the Company or its subsidiaries (all of the foregoing duties, “Duties”); or

(D)                          the Management Investor fails adequately to perform any Duties (which failure has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Management Investor) and such failure is reasonably likely to have a material adverse impact upon the Company or any of its affiliates or the operations of any of them; or

(E)                            the Management Investor fails to comply with a specific directive from the board of directors (or similar body) of the Company (the “Board of Directors”) or any of its affiliates with respect to a material matter, which directive is made specifically to the Management Investor and was reasonable in light of the Management Investor’s position with the Company or its subsidiaries; or

(F)                             while employed by the Company or its subsidiaries, and without the written approval of the Board of Directors, the Management Investor performs services for any other corporation or person which competes with the Company or any of its subsidiaries or otherwise violates Section 5 or 6 hereof; or

(G)                          the Management Investor is convicted by a court of competent jurisdiction of, or enters a plea of nolo contendere to, a felony (other than a traffic or moving violation) or any crime involving dishonesty; or

(H)                          any other action or condition that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Management Investor knew or reasonably should have known, adopted in good faith by the Company or any of its subsidiaries from time to time prior to the occurrence of such action or condition.

In the event that there is a dispute between the Management Investor and the Company as to whether “Cause” for termination exists:  (x) such termination shall nonetheless be effective, and (y) the payments or deliveries, if any, to be made by the Company or any Fortress Entity in connection with a sale or purchase of the Common Stock held by the Management Investor pursuant to Section 4 of this Agreement shall be delayed until the final resolution of such dispute.

(iv)                          “Change of Control” means an event or series of events by which one or more Fortress Entities collectively directly or indirectly legally or beneficially own less than 50% of the voting stock (or other equity interest) of the Company, in each case adjusted pursuant to any stock (or share) split, stock (or share) dividend, recapitalization or reclassification of the capital of the Company; provided, however, that a “Change of Control” shall not be deemed to occur:

(A)                          upon an acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving the Company, including the sale of all or substantially all of the assets of the Company (each, a “Business Combination”), if one or more Fortress Entities collectively (I) directly or indirectly legally or beneficially own at least 30% of the voting stock (or other equity interest) of the Company or the surviving/acquiring entity, as the case may be, and (II) continue to be the largest shareholder (or other holder of equity) of the Company or the surviving/acquiring entity, as the case may be, following such Business Combination, and a “Change of Control” will not result after any such Business Combination so long as the conditions set forth in clauses (I) and (II) continue to be satisfied; or

(B)                           (I) upon an IPO (without regard to the percentage of voting stock (or other equity interest) of SCT Chassis or any of its subsidiaries, as applicable, directly or indirectly legally or beneficially owned by the Fortress Entities immediately after such IPO) or (II) without limiting clause (I), if at any time following an IPO one or more Fortress Entities collectively directly or indirectly legally or beneficially own at least 30% of the voting stock (or other equity interest) of the Company or SCT Chassis, as applicable, and are the largest shareholder (or other holder of equity) of the Company or SCT Chassis, as applicable.

(v)                              “Disability” means, as determined by the Board of Directors in good faith, the Management Investor’s inability, due to disability or incapacity, to perform all of the Management Investor’s Duties on a full-time basis for (A) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (B) where the Management Investor’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and the Management Investor is unable to resume the Management Investor’s Duties on a full time basis within ten (10) days after receipt of written notice of the Board of Directors’ determination under this clause (v).

(vi)                          “Fair Market Value” of each share of Common Stock shall be determined as of the time of the event requiring valuation of such stock hereunder by the board of directors (or similar body) of SCT Chassis (“SCT Chassis Board”) in good faith; provided, however, that such determination shall be based upon SCT Chassis as a going concern and shall not discount the value of such shares either because they are subject to the restrictions set forth in this Agreement or because they constitute only a minority interest in SCT Chassis.

(vii)                      “Fortress Entity” means (A) any private equity fund managed by an affiliate of FIG LLC (or its successors or assigns) or any affiliate of any such fund, (B) any investment vehicle (whether formed as a private investment fund, stock company or otherwise) managed directly or indirectly by FIG LLC (or its successors or assigns) or any of its affiliates or (C) any general partner, limited partner, managing member or person occupying a similar role of or with respect to any of the foregoing.

(viii)                  The Management Investor will be treated as having terminated his employment with the Company for “Good Reason” if the Management Investor resigns as an employee of the Company following the occurrence of any of the following events:

(A)                          once the Management Investor’s base salary is increased, any reduction in the Management Investor’s base salary below such increased amount (other than an across-the-board reduction that applies to all employees or solely to senior executives of the Company); or

(B)                           any requirement by the Company that the Management Investor’s principal place of work be moved to a location more than thirty-five (35) miles away from the location of the Management Investor’s principal place of work immediately prior to such required change; provided, however, that a requirement by the Company that the Management Investor’s principal place of work be moved to anywhere within the greater New York area (including Princeton, New Jersey) shall not entitle the Management Investor to resign for Good Reason; or

(C)                           during the one-year period following any Change of Control, the failure of any successor to the Company, whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in writing delivered to the Management Investor, the obligations of the Company under this Agreement;

provided that Good Reason shall exist in the case of the events described in clauses (A), (B), and (C) above only if the Company fails to cure such event within thirty (30) days following receipt from the Management Investor of written notice of the event which constitutes Good Reason; provided further, that Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Management Investor’s knowledge thereof, unless Management Investor has given the Company written notice thereof prior to such date.

(ix)                          “IPO” means a firmly underwritten initial public offering pursuant to a registration statement declared effective under the Act covering the offer and sale of the common stock of SCT Chassis or any of its subsidiaries to the public generally in which the net proceeds to either SCT Chassis or such subsidiary, as applicable, are not less than US$50,000,000.

(x)                              “Pre-Tax Earnings” shall be measured in accordance with Generally Accepted Accounting Principles (“GAAP”) as in effect on the Grant Date.  For purposes of determining the achievement of the performance targets set forth above, “Pre-Tax Earnings” shall exclude the following: non-cash interest and one-time charges resulting from the termination or modification of interest rate swaps; losses related to the acceleration of amortization of deferred debt issue costs; and gains or losses resulting from other onetime events as determined by the board of directors of SCT Chassis.

2.                                    Transfers of Stock.

(a)                               Resale of Stock.  Subject to the provisions of Sections 2(c) and 4, the Management Investor shall not Transfer the Restricted Shares or any other shares of Common Stock or other shares or capital of SCT Chassis now or hereinafter owned by the Management Investor, other than in accordance with both the provisions of this Section 2 and the federal and state securities laws.

(b)                              Tag-Along Right; Drag-Along Right.

(i)                                  As used in this Agreement, the term “Holder” means the Management Investor or a Related Transferee (as defined below) of the Management Investor, and the term “Holder’s Shares” means all shares of Common Stock held by a Holder at any time of determination, which shall include any Additional Granted Shares to be granted to such Holder upon the consummation of any Third Party Sale that qualifies as an Additional Granting Event.

(ii)                              Tag-Along Right.  Notwithstanding any other provision hereof, prior to one or more Fortress Entities selling more than fifty percent (50%) of the outstanding Common Stock (such selling entities, the “Selling Fortress Entities”) to one or more third persons who are not a Fortress Entity (collectively, a “Third Party”) pursuant to a single transaction or a series of related transactions (such sale, a “Third Party Sale”), the Selling

Fortress Entities shall deliver a written notice (a “Tag-Along Notice”) to the Management Investor and each Related Transferee (or if any such individual is deceased, to the decedent’s personal representative) which satisfies the requirements of Section 2(b)(ii)(A) below.  Such Tag-Along Notice shall be so delivered not less than forty (40) days prior to the respective Third Party Sale.

(A)                          Tag-Along Notice.  Each Tag-Along Notice shall set forth:  (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share of Common Stock and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by the Selling Fortress Entities as of the date that the Tag-Along Notice is first delivered, mailed or sent by courier or facsimile to the Management Investor and each Related Transferee (or if any such individual is deceased, the decedent’s personal representative); (iv) the Tag-Along Sale Percentage (as defined below); (v) the proposed date of the Third Party Sale (the “Third Party Sale Date”); and (vi) confirmation that the proposed Third Party has agreed to purchase the Holder’s Shares in accordance with the terms hereof.

(B)                           Exercise of Tag-Along Right.  Upon the receipt of a Tag-Along Notice by the Management Investor or a Related Transferee (or if any such individual is deceased, to the decedent’s personal representative), each Holder shall have the right (such right, a “Tag-Along Right”), exercisable in its sole discretion, to sell to the respective Third Party up to the same percentage of the total number of Holder’s Shares held by such Holder on the date of the Tag-Along Notice (whether or not the restrictions on Transfer of Common Stock have lapsed) as the percentage of the total number of shares of Common Stock held by the Selling Fortress Entities as of the date of the Tag-Along Notice that such Selling Fortress Entities are selling in the Third Party Sale (the “Third Party Sale Percentage”), at the same price and on the same terms and conditions as such Selling Fortress Entities have agreed to with such Third Party; provided, however, that each such Holder shall not be permitted to sell any unvested Holder’s Shares; provided further, such Selling Fortress Entities shall use their reasonable, good faith efforts to provide (I) that the only representation and warranty which such Holder shall be required to make in connection with the Third Party Sale is a representation and warranty with respect to such Holder’s own ownership of the Holder’s Shares to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances and adverse claims, (II) that the liability of such Holder with respect to any representation and warranty made in connection with the Third Party Sale is the several liability of such Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder in the Third Party Sale and (III) each Holder with either an opinion of counsel to the effect that the Third Party Sale is not in violation of applicable federal and state securities or other laws or, if such Holder is not provided with an opinion with respect to the matters contemplated by this clause (III), an indemnity from such Selling Fortress Entities for any such violation.  If any Third Party Sale in respect of which a Holder has exercised its Tag-Along Right is in the form of a merger transaction, such Holder agrees to vote its

Holder’s Shares in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(C)                           Tag-Along Exercise Notice.  Each Holder may exercise the Tag-Along Right by providing the Selling Fortress Entities with written notice (a “Tag-Along Exercise Notice”) thereof not less than twenty-five (25) days prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice.  Such Tag-Along Exercise Notice must affirmatively state that such Holder is irrevocably exercising its Tag-Along Right and shall specify the number of vested Holder’s Shares held by it which it desires to sell to the Third Party pursuant to the Third Party Sale (which number shall in no event be greater than the product of (x) the number of Holder’s Shares held by such Holder and (y) the Third Party Sale Percentage specified in the respective Tag-Along Notice).  If the Selling Fortress Entities receive a Tag-Along Exercise Notice no later than the twenty-fifth (25th) day prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice, none of the Selling Fortress Entities to which the Tag-Along Exercise Notice relates shall consummate the respective Third Party Sale unless the Third Party also purchases the number of vested Holder’s Shares specified in such Tag Along Exercise Notice (in accordance with the terms of Section 2(b)(ii)(B) above).  If the Selling Fortress Entities have not received a Tag-Along Exercise Notice from a Holder by the twenty-fifth (25th) day prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice, such Holder shall be deemed to have waived its Tag-Along Right with respect to the Third Party Sale to which such Tag-Along Notice relates.

(D)                          Authority to Record Transfer/Delivery of Certificates.  SCT Chassis (or SCT Chassis’s transfer agent, if any) shall record in SCT Chassis’s books and records the transfer of the number of vested Holder’s Shares subject to a Tag-Along Exercise Notice which is not represented by one or more certificates issued by SCT Chassis, from the respective Holder to the Third Party, on the Third Party Sale Date.  If any part of such Holder’s Shares is represented by one or more certificates issued by SCT Chassis, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Third Party Sale Date in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event SCT Chassis has possession of any such certificate(s) pursuant to this Agreement, upon the written request of the Holder at least five (5) business days in advance of the Third Party Sale Date, SCT Chassis shall deliver such certificate(s) to the Third Party at the time and in the manner described above.

(iii)                          Drag-Along Right.  Notwithstanding any other provision hereof, if any Holder has not exercised its Tag-Along Right with respect to the maximum number of Holder’s Shares for which such Holder is permitted (pursuant to Section 2(b)(ii)(B) above) to exercise such Tag-Along Right in respect of a Third Party Sale, then, upon the demand of any Selling Fortress Entity participating in such Third Party Sale (in each such entity’s sole discretion), such Holder shall sell to the respective Third Party the number of whole Holder’s Shares (rounded upwards or downwards, as applicable), whether or not the restrictions on Transfer of Common Stock have lapsed, equal to the product of (x) the total number of Holder’s Shares held by such Holder on the date of the Drag-Along Notice (as defined below) and (y) the Third Party Sale Percentage, at the same price and on the same terms and conditions as such Selling Fortress Entity has agreed to with such Third Party; provided, however, that each such Holder shall not be permitted to sell any unvested Holder’s Shares (provided that the Company may, in its sole discretion, accelerate the vesting of any unvested Holder’s Shares); provided further that such Selling Fortress Entity shall use its reasonable, good faith efforts to provide that (A) the only representation and warranty which such Holder shall be required to make in connection with the Third Party Sale is a representation and warranty with respect to such Holder’s own ownership of the Holder’s Shares to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances and adverse claims and (B) the liability of such Holder with respect to any representation and warranty made in connection with the Third Party Sale is the several liability of such Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder in the Third Party Sale; provided further, that a Holder shall not be obligated to participate in any Third Party Sale pursuant to this Section 2(b)(iii) unless such Holder is provided an opinion of counsel to the effect that the Third Party Sale is not in violation of applicable federal and state securities or other laws or, if such Holder is not provided with an opinion with respect to the matters contemplated by this proviso, each Selling Fortress Entity who has delivered a Drag-Along Notice to such Holder shall indemnify such Holder for any such violation.  If the Third Party Sale is in the form of a merger transaction, each Holder agrees to vote its Holder’s Shares in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(A)                          Drag-Along Notice.  If a Selling Fortress Entity elects (in its sole discretion) to exercise the option described in this Section 2(b)(iii), such Selling Fortress Entity shall provide the Holder(s) with written notice (the “Drag-Along Notice”) thereof not more than twenty-four (24) nor less than ten (10) days prior to the proposed date of the Third Party Sale Date.  The Drag-Along Notice shall set forth:  (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by such Selling Fortress Entity as of the date that the Drag-Along Notice is first delivered, mailed or sent by courier or facsimile to the Holder; (iv) the Third Party Sale Percentage; (v) the proposed Third Party Sale Date; and (vi) confirmation that the proposed Third Party has agreed to purchase vested Holder’s Shares held by such Holder in accordance with the terms hereof.

(B)                           Authority to Record Transfer/Delivery of Certificates.  If a Selling Fortress Entity elects (in its sole discretion) to exercise the option described in this Section 2(b)(iii), SCT Chassis (or SCT Chassis’s transfer agent, if any) shall record in SCT Chassis’s books and records the transfer of the number of vested Holder’s Shares subject to the Drag-Along Notice which is not represented by one or more certificates issued by SCT Chassis, from the Holder to the Third Party, on the Third Party Sale Date.  If any part of such Holder’s Shares is represented by one or more certificates issued by SCT Chassis, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Third Party Sale Date in the manner and at the address indicated in the Drag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event that SCT Chassis has possession of any such certificate(s) pursuant to this Agreement, SCT Chassis shall deliver such certificate(s) to the Third Party at the time and in the manner described above.

(iv)                          Consideration.  The provisions of this Section 2(b) shall apply regardless of the form of consideration received in the Third Party Sale.

(c)                               Transfer to Related Transferees.  Notwithstanding anything to the contrary contained in Section 1(f) and this Section 2, the Management Investor may Transfer shares of Common Stock without restriction to the Management Investor’s Related Transferees; provided that each such Related Transferee shall first (i) execute a written consent in form and substance satisfactory to the Company to be bound by all of the provisions of this Agreement and (ii) give a duplicate original of such consent to the Company.  The “Related Transferees” of the Management Investor shall consist of his spouse, his adult lineal descendants, the adult spouses of such lineal descendants, trusts solely for the benefit of the Management Investor’s spouse or his minor or adult lineal descendants and, in the event of death, his personal representatives (in their capacities as such), estate and named beneficiaries.  In the event of any Transfer by the Management Investor to his Related Transferees of all or any part of the shares of Common Stock owned by him (or in the event of any subsequent Transfer of such shares by any such Related Transferee to another Related Transferee of the Management Investor), such Related Transferees shall receive and hold said Common Stock subject to (and shall be bound by) the terms of this Agreement and the rights and obligations hereunder of the Management Investor, from whom such Common Stock was originally transferred, as though said Common Stock was still owned by the Management Investor, and such Related Transferees shall be treated as if they were the Management Investor for the purposes their stock-related rights and obligations under this Agreement.  There shall be no further Transfer of such Common Stock by a Related Transferee except between and among such Related Transferee, the Management Investor and the other Related Transferees of the Management Investor, or except as may otherwise be permitted by this Agreement.

(d)                             Termination.  This Section 2 shall terminate upon the closing of an IPO; provided, however, the restrictions set forth in Section 2(a) shall continue to apply with respect to unvested Restricted Shares.

3.                                    The Management Investor’s Representations; Legends on Certificates.

(a)                               Investment Risk.  The Management Investor represents and acknowledges that:  (i) as a result of the Management Investor’s experience in financial matters, the Management Investor is properly able (on his own) to evaluate the capital structure of SCT Chassis and its subsidiaries, the business of SCT Chassis and its subsidiaries and the risks inherent therein; (ii) the Management Investor has been given the opportunity to obtain any additional information or documents from and to ask questions, and receive answers of, the officers and representatives of SCT Chassis and its subsidiaries to the extent necessary to evaluate the merits and risks related to an investment in SCT Chassis; (iii) the Management Investor has been and will be, to the extent he deems necessary, advised by legal counsel of his choice at his expense in connection with this Agreement and the  grant of the Restricted Shares hereunder; and (iv) the grant of the Restricted Shares hereunder will be consistent, in both nature and amount, with the Management Investor’s overall investment program and financial condition, and his financial condition will be such that he will be able to bear the economic risk of holding unregistered Common Stock for which there is no market and to suffer a complete loss of his investment therein.  The Management Investor further acknowledges that investment in the Restricted Shares involves significant risks and that these risks include, without limitation, the fact that SCT Chassis and its subsidiaries may have a leveraged financial structure.

(b)                              Acquired for Investment.

(i)                                  The Management Investor represents and warrants that:  (A)  Restricted Shares will be acquired for his own account for investment, without any present intention of selling or further distributing the same, and he does not have any reason to anticipate any change in his circumstances or any other particular occasion or event which would cause him to sell any of such Common Stock; and (B) he is fully aware that in agreeing to grant such Common Stock to him, the Company and SCT Chassis will be relying upon the truth and accuracy of these representations and warranties.  The Management Investor agrees that he will not Transfer any Restricted Shares prior to an IPO, except to a Related Transferee in accordance with the terms of this Agreement or as otherwise may be permitted or required under this Agreement.  Any such Transfer must be in compliance with the Act, the rules and regulations of the Securities and Exchange Commission thereunder, the relevant state securities laws applicable to the Management Investor’s action and the terms of this Agreement.

(ii)                              The Management Investor acknowledges that no trading market for the Common Stock exists currently and that there is no assurance that one will exist at any time in the foreseeable future (if at all) and that, as a result, the Management Investor may be unable to sell any of the Common Stock acquired hereunder for an indefinite period.  Further, SCT Chassis has no obligation to register, and Seacastle has no obligation to register, any of the Common Stock (including any of the Restricted Shares) for sale or resale under the Act or any other applicable law (including any “blue sky” law).

(iii)                          The Management Investor acknowledges and agrees that nothing herein, including the provisions of Section 1 of this Agreement or the opportunity to make an investment in SCT Chassis, shall be deemed to create any implication concerning the adequacy of the Management Investor’s services to the Company or any of its affiliates.

(c)                               Legend on Certificates.  If, in the sole discretion of SCT Chassis, share certificates are issued to the Management Investor prior to the closing of an IPO, each share certificate issued to the Management Investor representing Common Stock issued hereunder shall bear the following (or substantially equivalent) legends on the face or reverse side thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANY SUCCESSOR RULE UNDER THE ACT OR SCT CHASSIS INC. (THE “COMPANY”) RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MANAGEMENT SHAREHOLDER AGREEMENT DATED JUNE 1, 2012, BY AND BETWEEN CHRISTOPHER ANNESE, SEACASTLE INC., INTERPOOL, INC., D/B/A TRAC INTERMODALTM AND THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH VOTING, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF SUCH AGREEMENT.

Any share certificate issued at any time in exchange or substitution for any certificates bearing such legends (except a new certificate issued upon the completion of a public distribution of Common Stock represented thereby) shall also bear such (or substantially equivalent) legends, unless the Common Stock represented by such certificate is no longer subject to the provisions of this Agreement and, in the opinion of counsel for SCT Chassis, the Common Stock represented thereby need no longer be subject to restrictions pursuant to the Act or applicable state securities law.  SCT Chassis shall not be required to transfer on its books any certificate for Common Stock in violation of the provisions of this Agreement.

4.                                    Company “Call” Option.

(a)                               Upon the termination of the Management Investor’s employment with the Company for any reason (including if the Management Investor dies while an employee of the Company) prior to the effective date of an IPO (a “Call Purchase Event”), subject to the provisions of this Section 4, the Company may, at its sole option exercisable by written notice (a “Purchase Notice”) delivered to the Management Investor (or in the case of a deceased Management Investor, the Management Investor’s personal representative) within ninety (90) days after the applicable Call Purchase Event (or, in the event the applicable Call Purchase Event is the death of the Management Investor, within thirty (30) days after the appointment and qualification of the deceased Management Investor’s personal representative, if later), elect to purchase and, upon the giving of such notice, the Company shall be obligated to purchase, and the Management Investor (and the Related Transferees, if any, of the Management Investor or, in the case of a deceased Management Investor, his personal representative) (the Management Investor or his personal representative and each Related Transferee being referred to herein as a “Seller”) shall be obligated to sell, all, or any lesser portion indicated in the Purchase Notice, of the Common Stock held by the Sellers (which shall include, if such Call Purchase Event qualifies as an Additional Granting Event, any Additional Granted Shares to be granted to Sellers in connection therewith) at a per share price equal to:

(i)                                  in the case of vested Restricted Shares, if the Management Investor’s employment is terminated by the Company for Cause or the Management Investor resigns as an employee of the Company (other than for Good Reason), the lesser of (x) the Fair Market Value thereof as of the applicable date of grant or exchange, as the case may be, hereunder of the Restricted Shares or (y) the Fair Market Value thereof as of the date of the Call Purchase Event; or

(ii)                              in the case of vested Restricted Shares, if the Management Investor’s employment is terminated by the Company without Cause or by the Management Investor for Good Reason, or due to the Management Investor death or Disability while an employee of the Company, the Fair Market Value thereof as of the date of the Call Purchase Event.

(b)                              If the Company does not elect to exercise its option set forth in Section 4(a) above, the Company shall give written notice that it is not so electing to each Fortress Entity owning Common Stock within the time periods specified in Section 4(a) for the giving of the Purchase Notice.  Upon receipt of such notice from the Company, each Fortress Entity owning Common Stock shall have the option, exercisable by written notice (a “Fortress Entity Purchase Notice”) delivered to the Sellers within fifteen (15) days after receipt of such notice from the Company, to purchase from the Sellers (and, upon the giving of the Fortress Entity Purchase Notice, such Fortress Entity shall be obligated to purchase and the Sellers shall be obligated to sell) all, or any lesser portion indicated in the Fortress Entity Purchase Notice, of the Common Stock held by the Sellers (which shall include, if such Call Purchase Event qualifies as an Additional Granting Event, any Additional Granted Shares to be granted to Sellers in connection therewith); provided, however, if oversubscribed by more than one such Fortress Entity providing a Fortress Entity Purchase Notice, each such Fortress Entity shall purchase a pro rata portion of such Common Stock held by Sellers determined by its pro rata portion of all shares of Common Stock owned by such subscribing Fortress Entities) at the per share price determined in accordance with paragraph (a) of this Section 4.

(c)                               In the event a purchase of shares of Common Stock pursuant to this Section 4 shall be prohibited by law or would cause a default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its affiliates may be a party, the obligations of the Sellers and the Company pursuant to this Section 4 shall be suspended and no such default shall be caused; provided, however, that (x) the purchase price to be paid by the Company for the shares shall accrue interest at the lowest rate necessary to prevent the imputation of interest or original issue discount under the Internal Revenue Code of 1986, as amended (the “Code”), reduced by any dividends or distributions received by the Management Investor (but not to an amount less than zero) on such Common Stock during the period of such suspension, which interest shall likewise be paid when such prohibition first lapses or is waived and no such default would be caused and (y) in the event of any such suspension, if one or more Fortress Entities so elect and no violation of law would be caused and no default under the terms of any indenture or loan agreement or other instrument to which the Company or any of its affiliates may be a party would result, the Company shall transfer its obligations under this

Section 4 to such Fortress Entities, in which case such Fortress Entities and the Sellers shall be obligated to complete the purchase of shares of Common Stock pursuant to this Section 4.

5.                                    Restrictive Covenants.  The Management Investor acknowledges that during the period of the Management Investor’s employment with the Company the Management Investor shall have access to secret and confidential information, knowledge and/or data relating to the Company and its businesses, and will meet and develop relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company.

(a)                               Noncompetition; Nonsolicitation.  The Management Investor agrees that during the period of the Management Investor’s employment with the Company, and for the one (1) year period immediately following termination of such employment (whether as a result of termination for Cause, termination other than for Cause, resignation (with or without Good Reason), death, Disability or otherwise), the Management Investor shall not:

(i)                                  directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business that is competitive with any business engaged in or conducted by the Company, or any business that the Company proposes or contemplates to engage in or conduct, at such time, including, but not limited to, the business of owning, leasing (as lessor, sublessor, lessee or sublessee) or managing  intermodal chassis; or

(ii)                              directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or any person who within six (6) months before had been a nonclerical employee of the Company and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or

(iii)                          directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company to terminate such agency or business relationship.

Nothing contained in this Agreement shall limit or otherwise affect the ability of the Management Investor to own not more than one percent (1.0%) of the outstanding capital stock of any entity that is engaged in a business competitive with the Company, provided that such investment is a passive investment and such Management Investor is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.  In the event that the Management Investor inadvertently accumulates more than one percent (1.0%) of such competitive entity, provided the Management Investor gives the Company immediate written notice thereof and divests himself of such passive investment within thirty (30) days of his accumulating more than one percent (1.0%) of such competitive entity, the Company will not seek any other relief for violation of this provision.

(b)                              Disparaging Comments.  The Management Investor and the Company agree that both during and after the Management Investor’s employment with the Company, the Management Investor and the Company shall not make any disparaging or defamatory comments regarding the other, or make any disparaging or defamatory comments concerning any aspect of the termination of the employment relationship.  The obligations of the Management Investor and the Company under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 5 shall limit any common law or statutory obligation that the Management Investor may have to the Company.  For purposes of the foregoing provisions of this Section 5, each reference to “the Company” shall be deemed to include any incorporated or unincorporated affiliates of the Company (including, without limitation, subsidiaries), including any entity which becomes the Management Investor’s employer as a result of any business transaction, reorganization or restructuring of the Company for any reason.

The Company shall be entitled, in connection with tax planning or other reasons, to terminate the Management Investor’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Management Investor’s employment relationship with such entity mutatis mutandis.

6.                                    Confidentiality.  During employment and following termination of employment, the Management Investor will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its businesses, including any confidential information as to customers of the Company (i) obtained by the Management Investor during employment by the Company, and (ii) not otherwise public knowledge or known within the applicable industry.  Upon termination of employment with the Company, or at any time as the Company may request, the Management Investor will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, the Management Investor or a third party) relating to the Company or any of its businesses or property which the Management Investor may possess or have under the Management Investor’s direction or control other than documents provided to the Management Investor as a participant in any employee benefit plan, policy or program of Seacastle or the Company or any agreement by and between the Management Investor, Seacastle and/or the with regard to the Management Investor’s employment or severance.  For purposes of the foregoing provisions of this Section 6, each reference to “the Company” shall be deemed to include any incorporated or unincorporated affiliates of the Company (including, without limitation, subsidiaries), including any entity which becomes the Management Investor’s employer as a result of any business transaction, reorganization or restructuring of the Company for any reason.

The Management Investor shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In the event the Management Investor is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the

Management Investor will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law.  The Company agrees to reimburse the Management Investor for all reasonable expenses actually incurred and paid in connection with such cooperation, including reasonable attorneys’ fees for separate counsel for the Management Investor, which counsel the Management Investor may select in his sole reasonable discretion.

7.                                    Notices.  All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a)                               if to the Management Investor, at the address of the Management Investor as it appears on the signature page to this Agreement or at such other place as the Management Investor shall have designated by notice as herein provided to the Company; and

(b)                              if to the Company, Seacastle or SCT Chassis, at 211 College Road East, Princeton, New Jersey  08540, Attention: General Counsel; and

(c)                               if to any Fortress Entity, at Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention:  Randal A. Nardone, or at such other place as such person shall have designated by notice as herein provided to the Management Investor.

8.                                    Specific Performance, Forfeiture, Right to Repurchase.

(a)                               Specific Performance.  Due to the fact that the securities of SCT Chassis cannot be readily purchased or sold in the open market and because damages to the Company, its subsidiaries and affiliates will be difficult to ascertain and remedies at law to the Company, its subsidiaries and affiliates will be inadequate and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced.  In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

(b)                              Forfeiture, Right to Repurchase.  The Management Investor acknowledges that if (x) the Management Investor breaches any term or condition contained in Section 5 or 6 of this Agreement and (y) the Company provides the Management Investor with written notice of such breach:

(i)                                  if such notice is given prior to the effective date of an IPO, (A) all of the Restricted Shares shall be automatically forfeited, and be deemed to have been repurchased by the Company at a purchase price of zero dollars, upon the giving of such notice as such breach of Section 5 or 6, together with the giving of such notice, shall be deemed a Call Purchase Event (as of the date of such notice) due to a termination for Cause; and

(ii)                              if such notice is given after the effective date of an IPO, all of the Restricted Shares that have not vested prior to the date of such notice shall be automatically forfeited, and be deemed to have been repurchased by the Company at a purchase price of zero dollars, upon the giving of such notice.

9.                                    Further Assurances in Connection with an IPO.  The Management Investor agrees that he will, to the extent requested by the Company, reasonably cooperate with and provide assistance to SCT Chassis and its affiliates in connection with an IPO or other offering of securities by SCT Chassis or an affiliate thereof, and any restructuring necessary in connection with an IPO including but not limited to the exchange of vested or unvested Restricted Shares for shares in an affiliate of the Company, including, without limitation, by executing and delivering reasonably requested certificates, instruments and other documents.  Without limiting the foregoing, the Management Investor agrees that he will execute and deliver a lock-up agreement with respect to any or all of the Common Stock (or any such shares of an affiliate of the Company issued in exchange therefor) owned by the Management Investor in connection with an IPO or other offering of securities by SCT Chassis or any of its affiliates, in form and substance reasonably requested by any underwriter or by SCT Chassis or any affiliate thereof, as applicable, provided that such lock-up agreement shall not be more onerous in its terms than the lock-up agreements provided by other senior executive officers of the Company in accordance with the requirements of the underwriter.

10.                            Miscellaneous.

(a)                               This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company, SCT Chassis, Seacastle and the Management Investor.  This Agreement supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof.  The Management Investor represents that he is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.

(b)                              In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock (or share) dividend, stock (or share) split, spin-off, reclassification or recapitalization in connection with any merger, amalgamation, continuation into another jurisdiction or reorganization, the restrictions, rights and options set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Common Stock acquired hereunder on, or with respect to, which such other capital stock was distributed.

(c)                               No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, the Management Investor shall be valid and binding upon any and all persons or entities (other than the Company and its affiliates, including the Fortress Entities) who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of the Restricted Shares.

(d)                             Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, SCT Chassis, Seacastle and their respective affiliates, including the Fortress Entities, and their respective successors and assigns and the Management Investor and the Management Investor’s heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting the Management Investor the right to Transfer any of the Restricted Shares, except in accordance with this Agreement and any transferee shall hold the Restricted Shares having only those rights, and being subject to the restrictions, provided for in this Agreement.  Except as specified herein, this Agreement shall not be assignable.

(e)                               Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(f)                                Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

(g)                              The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(h)                              Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.  Words herein of any gender are deemed to include each other gender.

(i)                                  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(j)                                  The Management Investor agrees that, subsequent to any termination of his employment, he will continue to cooperate with the Company, SCT Chassis and Seacastle in the prosecution and/or defense of any claim in which the Company, SCT Chassis or Seacastle may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, SCT Chassis or Seacastle, permitting interviews with representatives of the Company, SCT Chassis or Seacastle, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in the Management Investor’s possession or control arising out of his employment in a reasonable time, place and manner.

(k)                              All payments pursuant to this Agreement shall be subject to regular withholding and deductions.  The Management Investor shall pay the applicable entity promptly upon request, and in any event at the time he recognizes taxable income in respect to any Restricted Shares which vest pursuant to this Agreement or otherwise, an amount equal to the taxes the Company determines it is required to withhold.  The Company may, in its sole discretion, permit the Management Investor to elect to pay a portion or all of such withholding taxes (i) in cash (ii) by delivery of shares of Common Stock or (iii) by having shares of Common Stock withheld by the Company from any shares of Common Stock that would have otherwise been received by the Management Investor.

(l)                                  The Management Investor hereby irrevocably consents and agrees that any legal action, suit or proceeding against him with respect to his obligations or liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in the United States District Court of the Southern District of New York or in the courts of the State of New York, sitting in New York County and, by execution and delivery of this Agreement, the Management Investor, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such Management Investor’s address set forth in this Agreement.

(m)                          The terms of this Agreement have been designed to be exempt from, or, where applicable, to comply with, the requirements of Section 409A of the Code and shall be interpreted and administered in a manner consistent with such intent.

(n)                              This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

(o)                              WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS,

MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(p)                              Termination of Seacastle Agreement.  Effective as of the date on which Vested Conversion Shares and Unvested Conversion Shares shall be granted to the Management Investor hereunder, the Seacastle Agreement shall be terminated.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Management Shareholder Agreement as of the first date written above.

SEACASTLE INC.

By:	/s/ Gregg F. Carpene
Name: Gregg F. Carpene
Title: General Counsel, Secretary

INTERPOOL, INC.,
d/b/a TRAC INTERMODAL™

By:	/s/ Keith Lovetro
Name: Keith Lovetro
Title: President & CEO

SCT CHASSIS INC.

By:	/s/ Keith Lovetro
Name: Keith Lovetro
Title: President & CEO

MANAGEMENT INVESTOR

/s/ Christopher Annese

Address:	18 Clairview Rd,
Denville, New Jersey
07834

Appendix A

Remaining Seacastle Shares

Vested 20,709

Appendix B

Initial Granted Shares

Number of shares of Common Stock:	40,430
Price per share:	$10.00

Vested Conversion Shares
Number of vested shares of Common Stock:	19,570
Price per share:	$10.00

Unvested Conversion Shares
Number of unvested shares of Common Stock:	N/A
Price per share:

The Unvested Conversion Shares shall vest as follows:

Percentage	Vesting Date
N/A

Exhibit A

SHARE TRANSFER

FOR VALUE RECEIVED,  Christopher Annese hereby sells, assigns and transfers unto ____________________________________________ (______) shares of the Common Stock of SCT Chassis Inc. (“SCT Chassis”) standing in his name on the books of SCT Chassis represented by Certificate No(s). ______ herewith, and does hereby irrevocably constitute and appoint _______________________________ as attorney-in-fact to transfer the shares on the books of SCT Chassis with full power of substitution in the premises.

Dated:

Signed by:	In the presence of:

Witness

Exhibit A - Page 1

Exhibit B

Irrevocable Proxy pursuant to

Section 1(e)(vi) of the Management

Shareholder Agreement

Dated June 1,  2012 (the “Agreement”)

Proxy

SCT Chassis Inc. (“SCT Chassis”)

I, Christopher Annese, being a shareholder of SCT Chassis, HEREBY APPOINT FIG LLC, to be my proxy for and in my name, place and stead to attend all meetings of the shareholders of SCT Chassis and to vote any and all Restricted Shares in SCT Chassis at the time standing in my name and to exercise all consensual rights in respect of such shares (including without limitation giving or withholding written consents of shareholders and calling special general meetings of shareholders) within the scope and pursuant to terms set out in Section 1(e)(vi) of the Agreement.  This proxy shall automatically terminate upon the closing of an IPO.

Signed as of the ____ day of ________, 2012.

__________________________

Name:

Address:

Exhibit B - Page 1